EXHIBIT 11.01

                        STATEMENT RE: EARNINGS PER SHARE

The calculation of earnings per share is detailed in the table below:

                                                                     THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                         MARCH 31,                                MARCH 31,
                                                            -----------------------------------------------------------------------
                                                                      2001              2000                 2001              2000
                                                                      ----              ----                 ----              ----
EARNINGS
Net loss (in thousands)                                          $(2,517)          $(1,308)             $(2,739)           $(1,090)
                                                                 --------          --------             --------           --------

WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during the period                      5,003,639         4,933,900            4,959,882          4,933,900
Contingently issuable shares                                                         24,392                   --             74,504
                                                                ---------         ---------            ---------          ----------

BASIC WEIGHTED AVERAGE NUMBER OF SHARES                         5,003,639         4,958,292            4,959,882          5,008,404
Effect of dilutive stock options and other contingent           ---------         ---------            ---------          ---------
shares

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES                       5,003,639         4,958,292            4,959,882          5,008,404
                                                                =========         =========            =========          =========

Basic earnings per share                                          $(0.50)           $(0.26)              $(0.55)            $(0.22)
                                                                  =======           =======              =======            =======

Diluted earning per share                                         $(0.50)           $(0.26)              $(0.55)            $(0.22)
                                                                  =======           =======              =======            =======


During the nine-month period-ended March 31, 2001, the Company issued 95,767 shares of common stock, which reflected 69,739 and 25,982 weighted average shares for the three-month and nine-month period ended March 31, 2001, respectively. During the three-month period-ended March 31, 2001, the Company issued options to purchase 174,000 shares of its common stock at an exercise price of $2.00. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 1,624,500 and 1,624,500 shares of common stock for the three-month and nine-month periods ended March 31, 2001, respectively, at exercise prices ranging from $2.00 to $12.00 respectively, because they were anti-dilutive. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 329,000 and 329,000 shares of common stock for the three-month and nine-month periods ended March 31, 2000, respectively, at exercise prices ranging from $10.00 to $12.00 respectively, because they were anti-dilutive. Also, see Note 3 to the Consolidated Condensed Financial Statements related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the first earn-out of American Micro is not included, as such payment was paid in cash in March 2000. The effect of contingent shares related to second earn-out of American Micro is not included, as such amount was recognized with the issuance of the notes payable to the former shareholders.